EXHIBIT 5.1


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                                LEVINE & RAPFOGEL
                                Attorneys at Law
                                 621 CLOVE ROAD
                             STATEN ISLAND, NY 10310

Frances Katz Levine, Esq.*                              Telephone (718) 981-8485
Scott Rapfogel, Esq.*                                   Telefax (718) 447-1153

*Member, New York and
  New Jersey Bars

                                                    December 1, 2000

Guitron International Inc.
38 Place Du Commerce, Suite 230
Nuns'Island, Montreal, Quebec
Canada H3E 1T8

Gentlemen:

      At your request, I have examined the Registration Statement on Form SB-2 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Guitron International Inc., a Delaware corporation (the"Company"), in order to register under the Securities Act of 1933, as amended(the "Act"), a maximum of 4,302,910 shares of the Common Stock of the Company, consisting of:
(i) a minimum of 250,000 and a maximum of 1,000,000 shares to be issued and sold by the Company; and (ii) 3,302,910 shares, including 340,600 shares underlying outstanding options, to be sold by Selling Shareholders (the "Shares").

      I am of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Registration Statement,and receipt of the purchase price therefor as specified in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

      I consent to the use of this opinion as an Exhibit to the Registration Statement and to use of my name in the Prospectus constituting a part thereof.

                                                 Respectfully yours,

                                                 /s/ Scott Rapfogel
                                                 ------------------
                                                 Scott Rapfogel


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